UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2009
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-26648 (Commission File Number)	75-2402409 (IRS Employer Identification No.)
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (305) 575-4138

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
     On March 4, 2009, Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, the Company’s Chairman and Chief Executive Officer, advanced $3,000,000 to the Company under a Promissory Note issued by the Company to the Gamma Trust (the “Note”). The entire amount of this advance and all accrued interest thereon shall be due and payable on the earlier of May 4, 2009 or such earlier date following the closing of the previously disclosed Stock Purchase Agreement, dated February 23, 2009, between the Company and the Gamma Trust, pursuant to which the Gamma Trust agreed to make a $20 million investment in the Company. The Note bears interest at a rate equal to 11% per annum and may be prepaid in whole or in part without penalty or premium.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 8.01.	Other Events.
     On March 6, 2008, the Company issued a press release announcing an update on its Phase III Clinical Trial of bevasiranib. It was announced that, following the recommendation of the Independent Data Monitoring Committee, it had decided to terminate its Phase III clinical study of Bevasiranib. A copy of the press release is filed as Exhibit 99 to this report.

ITEM 9.01.	Financial Statements and Exhibits.
99	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By:	/s/ Rao Uppaluri
	Name:	Rao Uppaluri
	Title:	Chief Financial Officer

Date March 6, 2009

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